November 16, 1992


Mr. Stephan L. Jones
President
Princor Utilities Fund, Inc.
Principal Financial Group
Des Moines, Iowa 50392-02022


Dear Mr. Jones:


     Principal  Mutual Life  Insurance  Company  intends to  purchase  1,000,000 shares of Common Stock of Princor Utilities Fund, Inc., par value $.01 per share

(the "Shares") at $10.00 per share. In connection with such purchase,  Principal

Mutual Life Insurance Company represents and warrants that it will purchase such

Shares  as an  investment  and  not  with  a view  to  resale,  distribution  or redemption.

                                        Principal Mutual Life Insurance Company


                                        By _Michael D. Roughton________________
                                           Michael D. Roughton


MDR/ka